Exhibit 4.5


THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR QUALIFIED UNDER STATE SECURITIES LAWS AND MAY NOT BE SOLD, PLEDGED, OR OTHERWISE TRANSFERRED UNLESS EITHER (A) COVERED BY AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND QUALIFIED UNDER APPLICABLE STATE SECURITIES LAWS, OR (B) THE CORPORATION HAS BEEN FURNISHED WITH AN OPINION OF COUNSEL ACCEPTABLE TO THE CORPORATION TO THE EFFECT THAT NO REGISTRATION OR QUALIFICATION IS LEGALLY REQUIRED FOR SUCH TRANSFER. IN NO EVENT MAY THESE SECURITIES BE TRANSFERRED EARLIER THAN THE FIRST TO OCCUR OF (A) DECEMBER 7, 2001, (B) A QUALIFIED IPO (AS DEFINED IN THAT CERTAIN EXCHANGE AGREEMENT DATED DECEMBER 7, 1999 BY AND AMONG RECKSON SERVICE INDUSTRIES, INC., ELLIOT S. COOPERSTONE AND H. THACH PHAM) AND (C) A CHANGE-IN-CONTROL TRANSACTION (AS DEFINED HEREIN).


                     OPTION TO PURCHASE UP TO 394,737 SHARES
                               OF COMMON STOCK OF
                                ESOURCEONE, INC.
                (VOID AFTER THE EXPIRATION DATE SET FORTH HEREIN)

                                                                             O-2


         This certifies that RECKSON SERVICE INDUSTRIES, INC., a Delaware corporation, or its permitted assigns (the "Holder"), for value received, is entitled to purchase from H. THACH PHAM (the "Optionor"), an individual residing at 53 Fayette Road, Scarsdale, New York, a maximum of 394,737 fully paid and nonassessable shares of the Common Stock, $.01 par value per share (the "Common Stock"), of eSourceOne, Inc., a Delaware corporation (the "Company") for cash at a price of $3.80 per share (as may be adjusted from time to time in accordance with Section 3, the "Stock Purchase Price") at any time or from time to time up to and including 5:00 p.m. (New York time), on the first to occur of (i) a Change-in-Control Transaction (as defined below), and (ii) December 7, 2009 (the first of such dates in clauses (i) and (ii) being referred to herein as the "Expiration Date"). The shares purchasable hereunder are referred to as the "Purchasable Shares". Holder may purchase all or any part of the Purchasable Shares upon surrender to the Optionor at the address of Optionor set forth above (or at such other location as the Optionor may advise the Holder in writing) of this Option properly endorsed with the Form of Exercise Notice attached hereto duly completed and signed and against payment in cash or by check of the aggregate Stock Purchase Price for the number of Purchasable Shares for which this Option is being exercised determined in accordance with the provisions hereof. The Stock Purchase Price and the number of Purchasable Shares are subject to adjustment as provided in Section 3 of this Option.

         This Option is subject to the following terms and conditions:

         1. EXERCISE; ISSUANCE OF CERTIFICATES; PAYMENT FOR SHARES.

         1.1 EXERCISE. This Option is exercisable at any time prior to the Expiration Date with respect to all or any part of the Purchasable Shares. Any unexercised portion of this Option shall terminate on the Expiration Date. Certificates for all or any portion of the Purchasable Shares for which this Option is exercised, properly endorsed, together with any other securities or property to which the Holder hereof is entitled upon such exercise, shall be delivered to the Holder hereof by the Optionor at the Optionor's expense within a reasonable time after this Option has been so exercised and payment of the purchase price for such Purchasable Shares has been received by the Optionor. In the case of an election to purchase less than all of the Purchasable Shares, the Optionor shall cancel this Option and execute and deliver a new Option or Options of like tenor for the unexercised portion of the Purchasable Shares within a reasonable time. Each stock certificate so delivered shall be in such denominations of Common Stock as may be requested by the Holder hereof, and the Optionor shall execute any such documents as may be requested by the Company to register on the Company's stock ledger the ownership of the Purchasable Shares in the name of such Holder.

         1.2 NET ISSUE EXERCISE. Notwithstanding any provisions herein to the contrary, if the fair market value per share of the Common Stock is greater than the Stock Purchase Price (at the date of calculation as set forth below), in lieu of exercising this Option for cash, the Holder may elect to receive shares equal to the value (as determined below) of this Option (or the portion thereof being canceled) by surrender of this Option at the address of the Holder together with the properly endorsed Form of Exercise Notice and notice of such election in which event the Optionor shall transfer to the Holder a number of shares of Common Stock computed using the following formula:

                           X = Y (A-B)
                               -------
                                  A

     Where X =   the number of shares of Common Stock to be issued to the Holder

                           Y = the number of Purchasable Shares or, if only a portion of this Option is being exercised, the portion of this Option being exercised (at the date of such calculation)

                           A = the fair market value per share of Common Stock (at the date of such calculation)

                           B = the Stock Purchase Price (as adjusted to the date of such calculation)

For purposes of the above calculation, fair market value per share of Common Stock shall be equal to the closing sales price for the Common Stock as quoted on the NASDAQ or any successor thereto or the primary exchange on which the Common Stock is then quoted, or, if the

Common Stock is not then quoted on any automated quotation system or exchange, the price determined by the Company's Board of Directors in good faith.

         2. SHARES TO BE UNENCUMBERED. The Optionor covenants and agrees that all of the Purchasable Shares have been duly authorized, validly issued, fully paid and nonassessable and are free from all preemptive rights of any stockholder and free of all taxes, encumbrances, liens, charges and the like (each an "Encumbrance") with respect to the issue thereof, including, without limitation, any Encumbrance under that certain Stockholders' Agreement, dated August 11, 1999, by and among certain stockholders of the Company, including, among others, the Optionor and the Holder. The Optionor further covenants and agrees that, during the period within which the rights evidenced by this Option may be exercised, the Optionor will maintain ownership of the Purchasable Shares and any additional stock or other securities or property (including cash) by way of spin-off, split-up, reclassification, or combination thereof or similar corporate action free and clear of any Encumbrances. The Optionor will not take any action in his individual capacity which would cause, or omit to take any action within the reasonable control of Optionor which would prevent, the purchase of any of the Purchasable Shares by the Holder as provided herein to be, or from being, as the case may be, a violation of any applicable law or regulation, or of any requirements of any domestic securities exchange upon which the securities of the Company may be listed; provided, however, that the foregoing sentence shall not apply in any case where it requires the Optionor to act or omit to act in a manner that is contrary to any fiduciary duty that the Optionor has to the Company in the Optionor's capacity as an officer or director of the Company.

         3. ADJUSTMENT OF STOCK PURCHASE PRICE AND NUMBER OF SHARES. The Stock Purchase Price and the number of shares purchasable upon the exercise of this Option shall be subject to adjustment in accordance with this Section 3 and from time to time upon the occurrence of certain events described in this Section 3. Upon each adjustment of the Stock Purchase Price, the Holder of this Option shall thereafter be entitled to purchase, at the Stock Purchase Price resulting from such adjustment, the number of shares obtained by multiplying the Stock Purchase Price in effect immediately prior to such adjustment by the number of shares purchasable pursuant hereto immediately prior to such adjustment, and dividing the product thereof by the Stock Purchase Price resulting from such adjustment.

         3.1 Subdivision or Combination of Stock. In case the Company shall at any time subdivide its outstanding shares of Common Stock into a greater number of shares, the Stock Purchase Price in effect immediately prior to such subdivision shall be proportionately reduced, and conversely, in case the outstanding shares of Common Stock of the Company shall be combined into a smaller number of shares, the Stock Purchase Price in effect immediately prior to such combination shall be proportionately increased.

         3.2 Dividends in Preferred Stock, Property, Reclassification. If at any time or from time to time the holders of Common Stock (or any shares of stock or other securities at the time receivable upon the exercise of this Option) shall have received or become entitled to receive, without payment therefor,

         (a) Common Stock or any shares of stock or other securities which are at any time directly or indirectly convertible into or exchangeable for any other shares of stock or other securities, or any rights or options to subscribe for, purchase or otherwise acquire any of the foregoing by way of dividend or other distribution;

         (b) Common Stock or additional stock or other securities or property (including cash) by way of spinoff, split-up, reclassification, combination of shares or similar corporate action (other than shares of Common Stock issued as a stock split or adjustments in respect of which shall be covered by the terms of Section 3.1 above), then and in each such case, the Holder hereof shall, upon the exercise of any portion of this Option, be entitled to receive, in addition to the number of shares of Common Stock receivable thereupon, and without payment of any additional consideration therefor, the amount of stock and other securities and property (including cash in the cases referred to in this clause
(b)) which such Holder would hold on the date of such exercise had he been the holder of record of such Common Stock as of the date on which holders of Common Stock received or became entitled to receive such shares or all other additional stock and other securities and property.

         3.3 REORGANIZATION, RECLASSIFICATION, CONSOLIDATION, MERGER OR SALE. If any recapitalization, reclassification or reorganization of the capital stock of the Company, or any consolidation or merger of the Company with another corporation, or the sale of all or substantially all of its assets or other transaction shall be effected, in each case in such a way that does not constitute a Change-in-Control Transaction (an "Organic Change"), then the Holder hereof shall thereafter have the right to purchase and receive (in lieu of the shares of the Common Stock of the Company immediately theretofore purchasable and receivable upon the exercise of the rights represented hereby) such shares of stock, securities or other assets or property as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Common Stock equal to the number of Purchasable Shares of immediately theretofore purchasable and receivable upon the exercise of the rights represented hereby. In the event of any Organic Change, the Optionor shall make appropriate provision with respect to the rights and interests of the Holder of this Option to the end that the provisions hereof (including, without limitation, provisions for adjustments of the Stock Purchase Price and of the number of shares purchasable and receivable upon the exercise of this Option) shall thereafter be applicable, in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise hereof. The Optionor shall notify the Holder of any proposed Organic Change or Change-in-Control
Transaction reasonably prior to the consummation of such Organic Change or Change-in-Control Transaction so as to provide Holder with a reasonable opportunity prior to such consummation to exercise this Option in accordance with the terms and conditions hereof.

         3.4 CERTAIN EVENTS. If any change in the outstanding Common Stock or any other event occurs as to which the other provisions of this Section 3 are not strictly applicable or if strictly applicable would not fairly protect the purchase rights of the Holder in accordance with such provisions, then the Optionor shall make an adjustment in the number and class of shares available under the Option, the Stock Purchase Price or the application of such provisions, so as to protect such purchase rights as aforesaid. The adjustment shall be such as will give the Holder of this Option upon exercise for the same aggregate Stock Purchase Price the total number, class and kind of shares as the Holder would have owned had this Option been exercised prior to the event and had the Holder continued to hold such shares until after the event requiring adjustment.

         3.5 Notices of Change.

         (a) Immediately upon any adjustment in the number or class of shares subject to this Option and of the Stock Purchase Price, the Optionor shall give written notice thereof to the Holder, setting forth in reasonable detail and certifying the calculation of such adjustment.

         (b) The Optionor  shall give written  notice to the Holder at least ten
(10) business days prior to the date on which the Company closes its books or takes a record for determining rights to receive any dividends or distributions.

         (c) The Optionor shall also give written notice to the Holder at least thirty (30) business days prior to the date on which an Organic Change shall take place.

         4. TRANSFER AND ISSUE TAXES. The transfer of and issuance of certificates for shares of Common Stock upon the exercise of any portion of this Option shall be made without charge to the Holder of this Option for any transfer or issue tax (other than any applicable income taxes) in respect thereof; provided, however, that neither Optionor nor the Company shall be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the then Holder of this Option being exercised.

         5. CLOSING OF BOOKS. The Optionor shall not cause the Company to close at any time the Company's transfer books against the transfer of any shares of Common Stock transferable upon the exercise of this Option in any manner which interferes with the timely exercise of any portion of this Option; provided, however, that the foregoing sentence shall not apply in any case where it requires the Optionor to act or omit to act in a manner that is contrary to any fiduciary duty that the Optionor has to the Company in the Optionor's capacity as an officer or director of the Company.

         6. NO VOTING OR DIVIDEND RIGHTS; LIMITATION OF LIABILITY. Nothing contained in this Option shall be construed as conferring upon the Holder hereof the right to vote or to consent or to receive notice as a stockholder of the Company or any other matters or any rights whatsoever as a stockholder of the Company. No dividends or interest shall be payable or accrued in respect of this Option or the interest represented hereby or the shares purchasable hereunder until, and only to the extent that, this Option shall have been exercised. No provisions hereof, in the absence of affirmative action by the Holder to purchase shares of Common Stock, and no mere enumeration herein of the rights or privileges of the Holder, shall give rise to any liability of such Holder for the Stock Purchase Price or as a stockholder of the Company, whether such liability is asserted by the Optionor, the Company or by its creditors.

         7. TRANSFER. Until the end of the Restricted Period (as defined below), neither this Option, the rights hereunder nor the shares of Common Stock issued upon exercise of this Option, shall be transferable, in whole or in part, except to Affiliates or employees of the Holder. Commencing at the end of the Restricted Period and thereafter, subject to compliance with applicable federal and state securities laws, this Option and all rights hereunder shall be transferable, in whole or in part, without charge to the holder hereof (except for transfer taxes), upon surrender of the Option properly enclosed.

         For purposes of this Option, the term "Affiliate" shall mean shall mean any corporation or other entity in which the subject person (A)(1) owns or controls the voting rights of 50% or more of the capital stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or entity or (2) has the right to nominate and/or elect at least one-half of the members of the board of directors of such corporation or entity or (3) at least one-half of the then current members of the board of directors of such corporation or entity were nominated or designated for election as directors of such corporation by the subject person and (B) for financial reporting purposes, the financial statements of the subject person includes on a consolidated basis the financial statements of such corporation or other entity.

         For purposes of this Option, a "Change-in-Control Transaction" shall mean any merger or consolidation of the Company into or with another corporation, sale, transfer or other disposition of all or substantially all of the assets or capital stock of the Company, or any reorganization, recapitalization or like transaction or series of transactions having substantially equivalent effect and purpose, at the conclusion of which such merger, consolidation, sale, transfer, disposition, reorganization, recapitalization or like transaction the holders of the voting capital stock of the Company immediately prior to such transaction or series of transactions own less than a majority of the voting capital stock of the acquiring entity or entity surviving or resulting from such transaction or series of transactions immediately thereafter; provided, however, that Change-in-Control Transaction shall not include any acquisition or series of related acquisitions of more than 50% of the outstanding capital stock of the Company by Reckson Service Industries, Inc. or its Affiliates.

         For purposes of this Option, a "Qualified IPO" shall mean a firm underwritten public offering of common stock of eSourceOne by a nationally recognized underwriter which offering results in the receipt of aggregate gross proceeds by eSourceOne of at least $30,000,000 and reflects a market value of eSourceOne of at least $150,000,000 immediately prior to such public offering.

         For purposes of this Option, the "Restricted Period" shall mean the period commencing on the date of this Option and ending on the first to occur of
(a) two (2) years from the date of this Option, (b) a Qualified IPO and (c) a Change-in-Control Transaction.

         8. RIGHTS AND OBLIGATIONS SURVIVE EXERCISE OF OPTION. The rights and obligations of the Company, of the Holder of this Option and of the holder of shares of Common Stock issued upon exercise of this Option referred to in
Section 7 shall survive the exercise of this Option.

         9. MODIFICATION AND WAIVER. This Option and any provision hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of the same is sought.

         10. NOTICES. Any notice, request or other document required or permitted to be given or delivered to the Holder hereof or the Optionor shall be delivered or shall be sent by certified mail, postage prepaid, to the Holder at the Holder's address as set forth in the first paragraph of this Option, to the Optionor at the Optionor's address as set forth in the first paragraph of this Option, or, in each case, such other address as either may from time to time be provided by one party to the other.

         11. BINDING EFFECT ON SUCCESSORS. This Option shall be binding upon any successor in interest to the Optionor. All of the obligations of the Optionor relating to the transfer of the Common Stock upon the exercise of this Option shall survive the exercise and termination of this Option. All of the covenants and agreements of the Optionor shall inure to the benefit of the successors and assigns of the Holder.

         12. DESCRIPTIVE HEADINGS AND GOVERNING LAW. The description headings of the several sections and paragraphs of this Option are inserted for convenience only and do not constitute a part of this Option. This Option shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the internal laws of the State of New York, without regard to its rules concerning conflicts of law.

         13. LOST OPTION. The Optionor represents and warrants to the Holder hereof that upon receipt of evidence reasonably satisfactory to the Optionor of the loss, theft, destruction, or mutilation of this Option and, in the case of any such loss, theft or destruction, upon receipt of an indemnity reasonably satisfactory to the Optionor, or in the case of any such mutilation upon surrender and cancellation of this Option, the Company, at its expense, will make and deliver a new Option, of like tenor, in lieu of the lost, stolen, destroyed or mutilated Option.

         14. FRACTIONAL SHARES. No fractional shares shall be issued upon exercise of this Option. The Company shall pay to the Holder, in lieu of issuing any fractional share, a sum in cash equal to such fraction multiplied by the then effective Stock Purchase Price.

         IN WITNESS WHEREOF, the Option has caused this Option to be duly executed by its officer thereunto duly authorized.

Dated:  As of December 7 , 1999           H. THACH PHAM


                                          By ___________________________________

                                    EXHIBIT A

                                SUBSCRIPTION FORM


                                                     Date:  ____________, _____

H. Thach Pham
53 Fayette Road
Scarsdale, NY  10583
Tel:  914-725-8693
Fax:  914-722-1419


Dear __________:

/  /              The undersigned hereby elects to exercise the option issued to it by H. Thach Pham (the  "Optionor"),  dated December 7, 1999
                  (the "Option"),  and to purchase thereunder ___________ shares
                  (the "Shares") of the Common Stock, par value $.01 per share, of eSourceOne, Inc., a Delaware corporation, at a purchase price of $___ per Share or an aggregate purchase price of ______________________ Dollars ($__________) (the "Purchase
                  Price").

/  /              The      undersigned      hereby     elects     to     convert
                  _______________________  percent  (____%)  of the value of the
                  Option pursuant to the provisions of Section 1.1 of the Option.

Pursuant to the terms of the Option the undersigned has delivered the Purchase Price herewith in full in cash or by certified check or wire transfer. The undersigned also makes the representations set forth on the attached Exhibit B of the Option.

                                                Very truly yours,

                                                RECKSON SERVICE INDUSTRIES, INC.


                                                 By:   _________________________
                                                       Name:
                                                       Title:

                                    Exhibit B

                            INVESTMENT REPRESENTATION

THIS AGREEMENT MUST BE COMPLETED, SIGNED AND RETURNED TO THE OPTIONOR, ALONG WITH THE SUBSCRIPTION FORM BEFORE THE COMMON STOCK ISSUABLE UPON EXERCISE OF THE OPTION, DATED DECEMBER 7, 1999, WILL BE ISSUED.

                                                          ------------, ----

H. Thach Pham
53 Fayette Road
Scarsdale, NY  10583
Tel:  914-725-8693
Fax:  914-722-1419

Dear ____________:

The undersigned, ________________ ("Purchaser"), intends to acquire up to ______ shares of the Common Stock, $0.01 par value per share (the "Common Stock"), of eSourceOne, Inc. (the "Company") from you ("Optionor") pursuant to the exercise of that certain Option, dated December 7, 1999, granted by Optionor to Purchaser. The Common Stock will be sold to Purchaser in a transaction not involving a public offering and pursuant to an exemption from registration under the Securities Act of 1933, as amended (the "1933 Act") and applicable state securities laws. In connection with such purchase and in order to comply with the exemptions from registration relied upon by Optionor and the Company, Purchaser represents, warrants and agrees as follows:

Purchaser is acquiring the Common Stock for its own account, to hold for investment, and Purchaser shall not make any sale, transfer or other disposition of the Common Stock in violation of the 1933 Act or the General Rules and Regulations promulgated thereunder by the Securities and Exchange Commission (the "SEC") or in violation of any applicable state securities law.

Purchaser has been advised that the Common Stock has not been registered under the 1933 Act or state securities laws on the ground that this transaction is exempt from registration, and that reliance by Optionor and the Company on such exemptions is predicated in part on Purchaser's representations set forth in this letter.

Purchaser has been informed that under the 1933 Act, the Common Stock must be held indefinitely unless it is subsequently registered under the 1933 Act or unless an exemption from such registration (such as Rule 144) is available with respect to any proposed transfer or disposition by Purchaser of the Common Stock. Purchaser further agrees that the Company may refuse to permit Purchaser to sell, transfer or dispose of the Common Stock (except as permitted under Rule
144) unless there is in effect a registration statement under the 1933 Act and any applicable state securities laws covering such transfer, or unless Purchaser furnishes an opinion of counsel reasonably satisfactory to counsel for the Company, to the effect that such registration is not required.

Purchaser agrees that the shares of Common Stock to be purchased by Purchaser upon exercise of the Option shall in the hands of Purchaser continue to be subject to the terms and conditions of that certain Stockholders Agreement by and among the Company and certain stockholders of the Company, including, among others, Optionor and Purchaser, or any replacement stockholders agreement (the "Stockholders Agreement"), and to execute a counterpart of the Stockholders Agreement upon request by Optionor or the Company for the purpose of evidencing such agreement by Purchaser.

Purchaser also understands and agrees that, in addition to any legends required by the Stockholders Agreement, there will be placed on the certificate(s) for the Common Stock or any substitutions therefor, a legend stating in substance:

         "The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities laws. These shares have been acquired for investment and may not be sold or otherwise transferred in the absence of an effective registration statement for these shares under the Securities Act and applicable state securities laws, or an opinion of counsel satisfactory to the Company that registration is not required and that an applicable exemption is available."

Purchaser has carefully read this letter and has discussed its requirements and other applicable limitations upon Purchaser's resale of the Common Stock with Purchaser's counsel.

                                                Very truly yours,

                                                RECKSON SERVICE INDUSTRIES, INC.


                                                By:  ___________________________
                                                     Name:
                                                     Title: